EXHIBIT 8.2

October 4, 2007
Kansas City Southern de Mexico, S.A. de C.V.
Montes Urales 625 Lomas de Chapultepec
11000 Mexico, D.F.
Mexico

Re:	Kansas City Southern de Mexico, S.A. de C.V. Registration Statement on Form S-4
Ladies and Gentlemen:
     We are issuing this opinion letter in our capacity as special Mexican tax advisor to Kansas City Southern de Mexico, S.A. de C.V. (the “Company”) a variable capital company (sociedad anónima de capital variable) organized under the laws of Mexico, in connection with the proposed offer by the Company to exchange (the “Exchange Offer”) up to $165,000,000 in aggregate principal amount of the Issuer’s of 7 3/8% Senior Notes due 2014 (the “Exchange Notes”) for and in replacement of the Company’s outstanding unregistered $165,000,000 principal amount of 7 3/8% Senior Notes due 2014 (the “Outstanding Notes”), pursuant to a Registration Statement on Form S-4 originally filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).
     In connection herewith, we have examined the Registration Statement. In addition, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of such other documents as we have deemed appropriate in order to express the opinions set forth below.
     We hereby confirm that, although the discussion set forth under the captions “Exchange Offer” and “Mexican Tax Considerations” in the Registration Statement is a summary of material Mexican federal income tax consequences of the exchange of Outstanding Notes for Exchange Notes and does not purport to discuss all possible Mexican federal income tax consequences to holders of outstanding notes or Exchange Notes, the statements contained in Registration Statement under such caption, to the extent they constitute matters of Mexican federal income tax law or legal conclusions with respect thereto, have been prepared or reviewed by us, and, in our opinion, are correct in all material respects. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, statements and representations set forth in the Registration Statement.
     The foregoing opinion is limited to the laws of Mexico.

     We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated there under.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is rendered on the date hereof and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which we have become aware after the date hereof.
     This opinion is solely for your benefit and may not be furnished to, or relied upon by, any other person or entity without the express written consent of the undersigned.